Exhibit 10.20

GAS PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) made and entered into as of May 1st, 2009 by and between FEAGAN GATHERING COMPANY, a Texas Corporation, hereinafter referred to as (“Buyer”) and Windsor Permian LLC, a Texas corporation, hereinafter referred to as (“Seller”).

WITNESSETH

WHEREAS, Seller has or will have available for sale gas production from certain wells located on the acreage (the “Lands”) described in Exhibit “A” attached hereto and made a part hereof; and

WHEREAS, Buyer desires to purchase such gas from Seller and Seller desires to sell such gas to Buyer, pursuant to the terms and provisions described herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the parties hereto mutually covenant and agree as follows:

I. DEFINITIONS

As used herein, the following terms shall be construed to have meanings as follows:

1.1 The term “day” shall mean a period of twenty-four (24) consecutive hours beginning and ending at eight o’clock (8:00) am. local time.

1.2 The term “month” shall mean a period beginning at eight o’clock (8:00) a.m. on the first day of a calendar month and ending at eight o’clock (8:00) a.m. on the first day of the next succeeding calendar month.

1.3 The term “year” shall mean a period of three hundred sixty five (365) consecutive days beginning and ending at 8:00 am. local time, provided that any such year which contains the date of February 29 shall consist of three hundred sixty six (366) days.

1.4 The term “gas” shall mean natural gas including gas well gas and casinghead gas.

1.5 The term “Mcf’ shall mean one thousand (1,000) cubic feet and “MMcf” shall mean one million (1,000,000) cubic feet.

1.6 The term “Btu” shall mean British Thermal Unit and the term “MMBtu” shall mean one million (1,000,000) British Thermal Units.

1.7 The term “Psia” shall mean pounds per square inch, absolute.

1.8 The term “Psig” shall mean pounds per square inch, gauge.

1.9 The term “Transporting Pipeline” shall mean the pipeline(s) that connect to MidMar Plant and Chevron Headlee Plant or other Delivery Point(s) where gas is sold or transported for sale.

II. PRELIMINARY ACTS OF PARTIES

2.1 Buyer represents that it owns and operates a Gas Gathering System (the “System”) located in certain portions of Andrews, Ector, Martin and Midland Counties, Texas, sufficient to accept delivery of Seller’s gas at each Receipt Point and deliver such gas for marketing to the Delivery Point(s) described herein.

2.2 Seller represents that it owns or otherwise has the right to sell and deliver all gas subject to this Agreement free from all liens and adverse claims.

2.3 Seller hereby dedicates to this Agreement all gas owned or controlled by Seller produced from the Lands (“Dedicated Gas”), during the term of this Agreement.

III. RECEIPT POINT(S), DELIVERY POINT(S) AND DELIVERY PRESSURE

3.1 The Receipt Point(s) for all gas subject hereto shall be at the interconnection between Buyer’s measurement facilities and the production facilities of Seller’s wells producing from the leases and properties set forth in Exhibit “A” hereto.

3.2 The Delivery Point for all gas subject hereto shall be at the measurement facilities located at one or more points at the end of the System, as may be designated by Buyer, from time to time during the term hereof, at which point Buyer will deliver the gas to a residue gas purchaser. The initial Delivery Point(s) will be the outlet of the Chevron Headlee Plant in Ector County, Texas (“Chevron Headlee Plant”) and the outlet of the MidMar Plant in Andrews County, Texas (“MidMar Plant”).

3.3 Seller shall deliver all Dedicated Gas hereunder at the Receipt Point(s) at the pressure prevailing therein from time to time, not to exceed forty pounds per square inch gauge (40 psig). If any of the wells from the Dedicated Gas are produced become unable to produce at the pressure prevailing from time to time in the System and neither party elects to provide compression, then, at Seller’s request, Dedicated Gas from such well or wells will be permanently released from this Agreement.

3.4 Receipt Points will, from time to time, be added to this Agreement in order for Seller to deliver and Buyer to purchase Dedicated Gas. Receipt Points must be commercially reasonable to connect. For purposes of this agreement, Seller’s Spanish Trail acreage and Hurt acreage as described in Exhibit A are deemed to be commercially reasonable. Seller’s University Lands acreage will be evaluated based on commercial terms and conditions that yield a similar rate of return for Buyer as Spanish Trail and Hurt acreage. If University Lands acreage is determined to not be commercially reasonable to connect, in the determination of either Buyer or Seller, at Seller’s option, University Lands acreage will be permanently released from this Agreement.

3.5 Seller shall be in control and possession of all gas purchased and sold hereunder and responsible for any damage or injury caused thereby until the same shall have been delivered to Buyer at the Receipt Point(s).

3.6 Buyer shall be in control and possession of all gas purchased and sold hereunder and responsible for any damage or injury caused thereby after such gas has been delivered to Buyer at the Receipt Point(s).

IV. QUANTITY

4.1 Commencing on the date first written above and continuing throughout the term hereof, Buyer agrees to purchase and receive all of the Dedicated Gas of a quality conforming to this Agreement delivered at the Receipt Point(s) from the well(s) owned or controlled by Seller on the Lands. It is further agreed that neither Buyer nor Seller shall be obligated to purchase and receive or sell and deliver a specific quantity of gas.

4.2 To assist Buyer in maintaining a uniform rate of flow in its processing plant operation, Seller agrees, to the extent reasonable, to regulate its production schedule to achieve a uniform rate of flow can be made to Seller at the Receipt Point(s) described herein.

V. PRICE/TRANSPORTATION AND PAYMENT

5.1 Subject to the other provisions hereof, the price to be paid by Buyer to Seller for all gas purchased and received hereunder shall be based on the total volume of gas received by Buyer at the Receipt Point(s) and thereafter reduced by Seller’s prorata share of fuel for Buyer’s compressor(s) and line loss, if any, in the System and for fuel and shrink attributable to the extraction of liquids in processing. For each Mcf and MMBtu allocated to Seller’s gas, Buyer will pay Seller each month a total price (inclusive of applicable taxes and other adjustments) equal to Eighty Seven Percent (87%) of the net revenue received by Buyer from the sale of all components of Seller’s gas, including the liquid hydrocarbons extracted or recovered in Buyer’s MidMar Plant and the sale of residue gas allocated to Seller for gas processed at the MidMar Plant; and 94.56% of the net revenue received by Buyer from the sale of all components of Seller’s gas, including the liquid hydrocarbons extracted at the Chevron Headlee Plant and the sale of residue gas allocated to Seller for gas processed at the Chevron Headlee Plant.

5.2 Buyer will make payment to Seller for all gas purchased hereunder on or before the fifth (5th) working day of the second (2nd) month following the month of production. Seller agrees to make, or cause to be made, payment of all royalties and other payments for interest in production due owners thereof in accordance with the terms of the oil and gas leases and other instruments affecting production from the wells delivering gas to Buyer hereunder. Seller assumes full responsibility and liability for said payments and agrees to indemnify, defend and save Buyer harmless from any and all liability or loss of any kind or character incident to the payment of said royalties.

5.3 Each party hereto shall have the right at all reasonable times to examine the books and records of the other party to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Any statement shall be final as to both parties unless questioned within two (2) years after payment thereof has been made.

VI. TAXES

All production, severance, excise, ad valorem and similar taxes imposed or levied by the state or any other governmental agency having jurisdiction on the gas produced, sold or delivered hereunder shall be paid by Seller. In the event Buyer is required by law to remit such tax on behalf of Seller, then the amount thereof shall be deducted from sums due to Seller hereunder. Nothing contained herein shall be construed as applying to any tax imposed on Buyer after title and possession of gas shall have passed to Buyer.

VII. TERM

7.1 This Agreement shall commence with the date first written above and shall continue in full force and effect for a primary term of ten (10) years and year to year thereafter until terminated by either party by giving at least thirty (30) days advance written notice of termination.

VIII. QUALITY

8.1 All gas delivered to Buyer at the Receipt Point(s) shall be merchantable gas which conforms to the gas quality specifications of the Transporting Pipeline except those specifications that apply to water vapor and Btu limitation, and which shall further:

a) be commercially free of dust, gum, gum-forming constituents, which may become separated from the gas during transportation thereof;

b) contain not more than one quarter (1/4) grain of hydrogen sulfide per one hundred (100) cubic feet, as determined by the cadmium sulfate quantitative test, nor more than two (2) grains of total sulfur per one hundred (100) cubic feet;

c) contain not more than two-tenths percent (0.20%) by volume of oxygen;

d) contain not more than two percent (2%) by volume of carbon dioxide content and not more than two percent (2%) by volume of nitrogen;

e) have a heating value of not less than eleven hundred (1,100) Btu (wet basis) per cubic foot;

f) have a temperature of not more than one hundred twenty (120) degrees Fahrenheit.

g) contain not more than four percent (4%) of total inert gases.

8.2 Seller shall have the right to be represented and to participate in all tests of gas delivered hereunder, and to inspect any equipment used in determining the nature of quality of gas.

8.3 Buyer may continue to accept gas which does not meet the quality specifications set forth above provided the residue gas purchaser agrees to accept delivery of the gas at the Delivery Point(s). In the event the Transporting Pipeline will not accept delivery of the gas and neither Buyer nor Seller elects to treat the gas, then such gas shall be released from this Agreement.

IX. MEASUREMENT AND TESTS

The measurement and tests for quality of gas delivered hereunder shall be governed by the following:

9.1 Buyer, at its sole expense, shall install and maintain all measurement facilities located at the Receipt Point(s). Such facilities shall be constructed in compliance with the requirements prescribed in Gas Measurement Committee Report No. 3 of the American Gas Association approved standards of measurement including the appendix thereto, as such report may be amended or revised from time to time.

9.2 The unit of volume for purposes of measurement shall be one (1) standard cubic foot of gas at a temperature base of sixty (60) degrees Fahrenheit and at a pressure base of fourteen and sixty-five hundredths (14.65) psia.

9.3 The arithmetical average of the temperature recorded shall be used to make proper computations of volumes hereunder. Volume computations shall be made as accurately as possible and within the accuracy prescribed by the manufacturer of the equipment used.

9.4 Specific gravity shall be determined through gas analysis calculations or by spot tests made with a standard type of specific gravity instrument which is acceptable to each party hereto.

9.5 The total heating value of the gas shall be determined by Buyer on quarterly intervals by taking samples of the gas at the Receipt Point(s) and having the British thermal unit content per cubic foot determined by means of an approved method of general use in the gas industry.

9.6 Conversion to MMBtu shall be made by multiplying the volume of gas as otherwise determined hereunder by a fraction of the denominator of which is 1,000 and the numerator of which is the gross heat content of the gas per cubic foot in BTU as determined pursuant to Paragraph 9.5 above.

9.7 Tests to determine sulfur, hydrogen sulfide, oxygen, carbon dioxide, nitrogen and water content shall be made by approved standard methods in general use by the gas industry.

9.8 All measuring and testing equipment and materials shall be of standard manufacture and type approved by both parties and shall, with all related equipment and appliances be installed, operated and maintained by Buyer. Seller may, at Seller’s expense, install and operate check measuring and testing equipment, which shall not interfere with the use of Buyer’s equipment.

9.9 The accuracy of Buyer’s measuring and testing equipment shall be verified on semi-annual intervals and at other times upon reasonable request of either party. Tests for quality of the gas may be made at the time of testing the equipment or at other times. Notice of the time and nature of each test shall be given by Buyer hereunder sufficiently in advance to permit convenient arrangement for each party hereto to have a representative to be present. Measuring and testing equipment shall be tested by means and methods in general use in the industry. If after proper notice, either party fails to have a representative present, the results of the tests shall nevertheless be considered accurate until the next tests are made. All tests of measuring equipment shall be made at Buyer’s expense, except that Seller or Buyer shall bear the expense of extra tests made at its request.

9.10 If at any time any of the measuring or testing equipment is found to be out of service or registering inaccurately in any percentage, it shall be adjusted at once to read accurately within the limits prescribed by the manufacturer. If such equipment is out of service or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, one half (1/2) of the elapsed time since the last test. The volume of gas delivered during such period shall be estimated by (i) using the data reordered by any check measuring equipment if installed and accurately registering, or if not installed or registering accurately, (ii) by correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or if neither such method is feasible, (iii) by estimating the quantity delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately. No adjustment shall be made for recorded inaccuracies of two percent (2%) or less.

9.11 Either party hereto shall have the right to inspect equipment installed or furnished by the other and the measurement or testing data of the other at all times during business hours; but the reading, calibration and adjustment of such equipment shall be done only by Buyer. Each party shall preserve all original test data, charts and other similar records in such party’s possession for a period of at least two (2) years.

X. FORCE MAJEURE

10.1 The term “Force Majeure”, as employed herein, shall include, without limitation, the following: acts of God and the public enemy, wars, blockades, civil unrest, rebellions, insurrections, riots, lockouts, strikes or any other industrial strife, interruption of civil or public service, epidemics, landslides, lightning, earthquakes, fires, storms, floods, hurricanes, explosions, washouts, freezing of wells or lines of pipe, breakage or failure of wells and equipment, accidents to machinery, wells or lines of pipe, vandalism, inability to obtain or interruption of third party transportation services, failure of markets, inability to obtain materials, contractors, supplies, permits or labor and any laws, orders, rules, regulations, acts or restraints of any governmental authority, whether or not lawfully made, and any other causes, whether of the kind herein enumerated or otherwise not within the control of the party claiming suspension.

10.2 If either party is rendered unable, wholly or in part, by Force Majeure to perform or comply with any obligations or conditions of this Agreement, upon giving notice in writing and providing reasonably full particulars to the other party, such obligations or conditions, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such party shall be relieved of liability and shall suffer no prejudice for failure to perform the same during the period; provided however, that Buyer’s obligation to make payment for gas purchased shall not be suspended. The Force Majeure condition shall be remedied so far as practicable with reasonable dispatch. Settlement of strikes and lockouts shall be wholly within the discretion of the party having the difficulty.

XI. REGULATORY BODIES

11.1 This Agreement shall be subject to all valid applicable Federal, State and local laws, rules and regulations of any governmental body or official having jurisdiction. Both Seller and Buyer shall be entitled to treat all laws, orders, rules and regulations issued by any Federal or State regulatory body as valid and may act in accordance therewith until such time as the same may be invalidated by final judgment in a court of competent jurisdiction.

11.2 If at some future date there is a change in law, rule or regulation, and by such change a governmental certificate or authorization is required or Buyer or Seller is prevented, prohibited or frustrated from carrying out the terms of this Agreement in the manner contemplated hereunder then this Agreement, or as a result of such change in law, rule or regulation this Agreement becomes uneconomic as determined by the impacted party, that party may cancel this Agreement with 90 days prior written notice.

XII. INDEMNIFICATION

Seller and Buyer shall indemnify, defend and save harmless each other from and against any and all loss, damage, injury, liability, and claims for injury to or death of persons (including any employee of Seller or Buyer), or for loss or damage to property (including the property of Buyer or Seller), resulting directly or indirectly from either party’s performance of its respective obligations arising pursuant to this Agreement (including the installation, maintenance and operation of property, equipment and facilities) or any other operations under this Agreement.

XIII. ASSIGNMENTS

Any successor, representative or assignee which shall succeed by purchase, merger or consolidation to the properties, substantially as an entirety, of Seller or Buyer, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. Either party may assign or pledge this Agreement under the provision of any mortgage, deed of trust, indenture or similar instrument which it has executed or may execute hereafter. Otherwise, neither party shall assign this Agreement or any of its rights, duties or obligations hereunder unless it shall have first obtained the consent in writing of the other party hereto. Such consent shall not be unreasonably withheld.

XIV. NOTICES

Any notice, statement or bill provided for in this Agreement, or any notice which either party may desire to give to the other, shall be in writing and shall be duly delivered when mailed, postage prepaid, by either registered, certified, or first class mail, to the post office address of either of the parties hereto, as the case may be, as follows:

BUYER:

Feagan Gathering Company

130 Spring Park Drive, Ste. 105

P.O. Box 50307

Midland, TX 79710-0307

Telephone No. 432-683-8442

Fax No. 432-683-5442

SELLER:

Windsor Permian LLC

14301 Caliber Drive, Ste. 300

Oklahoma City, OK 73134

Telephone No. 405-242-6104

Fax No. 405-463-6982

XV. MISCELLANEOUS

15.1 No waiver by either party of any one or more defaults by the other in the performance of any provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults, whether of a like or of a different character.

15.2 The interpretation and performance of this Agreement shall be in accordance with the laws of the State of Texas.

15.3 If at any time and from time to time Buyer determines that the purchase of gas hereunder is not profitable to Buyer, then Buyer will notify Seller in writing and supply information supporting Buyer’s determination. Buyer will state a price or fee which would enable Buyer to continue purchasing Seller’s gas. Seller shall have thirty (30) days after receipt of Buyer’s notice in which to advise Buyer in writing if Seller elects to reject the price or fee stated. If Buyer does not receive Seller’s notice of rejection within thirty (30) days, then Buyer’s stated price/fee shall be effective as of the date of Buyer’s notice under this paragraph. If Buyer’s stated price/fee is rejected by Seller, then Seller may terminate this Agreement by giving Buyer thirty (30) days written notice. Buyer is specifically prohibited from invoking this provision 15.3 until such time as MidMar Plant is processing 10,000 Mcfd for a period of three consecutive months or two years from the in service date of MidMar Plant, whichever is soonest.

15.4 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and understandings, whether oral or written which the parties may have in connection herewith may not be modified except by written agreement of the parties.

15.5 Each party shall do all necessary acts and make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms of this Agreement.

15.6 If any provision of this Agreement shall be held invalid, illegal or unenforceable to any extent and for any reason by a court of competent jurisdiction the remainder of this Agreement shall not be affected thereby and shall be enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

“Buyer”		“Seller”

Feagan Gathering Company		Windsor Permian LLC

By:	/s/ Mike Feagan	By:	/s/ Steven E. West
Title:	President	Title:	Managing Director

EXHIBIT “A”

Attached to and made a part of that certain Gas Purchase Agreement, dated May 1, 2009.

Between Feagan Gathering Company

And Windsor Permian, LLC.

Lease Name	Acreage Description	County & State
Spanish Trail	Block 40, T1S, T&P RR Survey Sec. 39: S/2 Sec. 40, 41, 42, 43, 44 & 45: All	Midland, TX

	Block 40, T2S, T&P RR Survey Sec. 5, 6 & 7: All Sec. 8: N/2 & S/2 lying north of RR ROW.	Midland, TX

	Block 41, T1S, T&P RR Survey Sec. 25, 26 & 38: All Sec. 36: E/2	Midland/Ector, TX

Hurt Lease	Block 42, T1S, T&P RR Survey Sec. 2, 4, 9, 10, 11 & 13: All	Ector, TX

University Lease	University Lands, Block 1 Sec. 1: S/2 Sec. 2, 11 & 12: All Sec. 13: NW/4	Andrews, TX

University Lands, Block 2 Sec. 1 & 6: N/2 & SW/4 Sec. 2, 3, 4, 7 & 8: All Sec. 5: W/2 & SE/4 Sec. 9: E/2 & N/2 NW/4